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                                  EXHIBIT 21.1
                              LIST OF SUBSIDIARIES


         The active subsidiaries of KRUG International Corp. are listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Corporation. The names, jurisdiction of incorporation of such subsidiaries, and percentage of voting securities owned by the Corporation are set forth below.

                                              JURISDICTION         PERCENTAGE OF
                                                IN WHICH         VOTING SECURITIES
NAME OF SUBSIDIARY                            INCORPORATED            OWNED
------------------                          ----------------     -----------------
KRUG Properties Inc.                              Ohio                 100% (1)
SunLink Services, Inc.                          Georgia                100%
KRUG Properties Ltd.                        Ontario, Canada            100% (1)
KRUG International (U.K.) Ltd.               United Kingdom            100%
Bradley International Holdings Limited       United Kingdom            100% (2)
Beldray Limited                              United Kingdom            100% (3)
Hago Products Limited                        United Kingdom            100% (4)
Klippan Ltd.                                 United Kingdom            100% (3)
Oy Klippan AB                                   Finland                100% (5)
AKTA Barnsakerhet AB                             Sweden                100% (5)
Klippan sarl                                     France                100% (5)
Klippan GmbH                                    Germany                100% (5)



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(1)  Subsidiaries included within discontinued operations.
(2)  Subsidiaries of KRUG International (U.K.) Ltd.
(3)  Subsidiary of Bradley International Holdings Ltd.
(4)  Subsidiary of Beldray Limited
(5)  Subsidiary of Klippan Limited